Exhibit 99.1

FOR IMMEDIATE RELEASE

George Knight Named Executive Vice President and Chief Financial Officer of Hexion Inc. Succeeding Retiring CFO William H. Carter
Company Also Announces Expanded Roles for Two Senior Finance Executives

COLUMBUS, Ohio - (October 26, 2015) - Hexion Inc. (“Hexion” or the “Company”) today announced the planned retirement of William H. Carter, Executive Vice President and Chief Financial Officer, at the end of the year and the appointment of George F. Knight as Executive Vice President and Chief Financial Officer of the Company effective January 1, 2016.
“On behalf of the Board of Directors, I would like to thank Bill for his many contributions to the development of the Company over a long and distinguished career,” said Craig O. Morrison, Chairman, President and CEO. “We wish him the best in his future retirement. Through his leadership, Hexion has built a world-class global finance organization with a deep bench of finance executives as demonstrated by a successful internal succession plan.”
Mr. Knight is the current Senior Vice President - Finance and Treasurer for Hexion and has served in that role since 2005. From 1997 to 2005, Mr. Knight served in senior finance roles with, Borden Foods Corporation, Borden Inc., and Borden Chemical Inc. Mr. Knight also previously held international finance leadership positions with Duracell International Inc. and has more than a decade of public accounting experience with Deloitte & Touche.
“We are pleased to have George continue to build on his strong track record of finance leadership for Hexion,” Mr. Morrison added. “His combination of financial leadership, capital markets expertise, familiarity with Hexion’s operations and prudent management of our capital structure in his treasury role make George the ideal choice as our next CFO.”
The Company also announced Mark Bidstrup has been named Senior Vice President and Treasurer succeeding Mr. Knight, effective January 1, 2016. Mr. Bidstrup currently serves as Vice President of Finance and Chief Financial Officer for Hexion’s Epoxy, Phenolics and Coatings Resins Division, a position he has held since 2009. With more than 25 years of finance experience, Mr. Bidstrup previously held senior finance roles for Borden Chemical Inc. and Borden Foods Corporation, as well as serving as an auditor for Price Waterhouse.
In addition to her current role, Colette Barricks, Senior Vice President and General Controller, was also named Principal Accounting Officer effective January 1, 2016. She has 25 years of finance experience and has served in her current role since 2008. Ms. Barricks previously held senior finance and auditing roles for Borden Foods Corporation, Borden Inc. and Borden Chemical Inc., as well as serving as an auditor for GBQ Partners and Jackson Thornton & Company.
“I am grateful for my time at Hexion and the opportunity to work with such a talented management team,” said Mr. Carter. “These three finance leaders have extensive experience working together for more than a decade. I am committed to helping the Company ensure a smooth transition of the CFO and other finance responsibilities through the remainder of 2015.”
About the Company
Based in Columbus, Ohio, Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.) is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.
Contacts
Investors and Media:
John Kompa
614-225-2223
john.kompa@hexion.com